Exhibit 99.3

iResearch - Service Contract for Data Citation

Party A: Shanghai Baozun E-commerce Co., Ltd.

Legal representative: Chou Wenbin

Address: Block H, No. 1188 Wanrong Road, Zhabei District, Shanghai 200436

Party B: Shanghai iResearch Co., Ltd. Legal representative: Yang Weiqing

Address: Room 701, Block B, Zhongjin International Plaza, No. 333 Caoxi Road North, Xuhui District, Shanghai

I.	General Principles

Party A and Party B have entered into this Contract after friendly consultation in accordance with the PRC laws and regulations and on the basis of the principles of equality and mutual benefits.

II.	Duration of the Project

From November 13, 2014 to January 31, 2015

III.	Scope of the Project

Party A and Party B have reached the following agreement (hereinafter referred to as this “Agreement”) after friendly consultation:

1.	Party B agrees that Party A may cite in the prospectus disclosed any relevant data, texts, pictures and tables contained in the “2014 Market Research Report of China E-commerce Service Providers” published by Party B.

2.	The original confidentiality clauses shall still have legal effect upon termination of this Contract.

3.	This Agreement is executed in four originals. Both parties shall each keep two originals, and all of them shall have the same legal effect.

4.	This supplemental agreement shall become effective after it is signed and sealed by both parties.

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Name of Party A: Shanghai Baozun E-commerce Co., Ltd.	Name of Party B: Shanghai iResearch Co., Ltd.
(Seal of the Company)	(Seal of the Company)

Signature: /s/ Beck Zhaoming Chen	Signature: /chop/ Shanghai iResearch Co., Ltd.

Date:	Date: